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                                                                 EXHIBIT 10(f)

                                                                 111687


                             THE HERTZ CORPORATION

                    SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN



     The Hertz Corporation, with its principal office at 660 Madison Avenue, New York, New York, by action of its Board of Directors, hereby adopts, effective as of July 1, 1987, a supplemental retirement and savings plan (the "Plan") to provide a select group of management and highly compensated employees a program supplementing benefits payable to them under (1) the Retirement Plan for the Employees of the Hertz Corporation (renamed the Hertz Corporation Account Balance Defined Benefit Plan) and (2) The Hertz Corporation Income Savings Plan.

Article 1.  Definitions

     Words and phrases defined in the Retirement Plan and the Savings Plan shall have the same meaning when used in the Plan unless expressly provided to the contrary herein. In addition, the following definitions shall apply for purposes of this Plan:

     Committee - the committee appointed by the Board under Article 5.

     Company - The Hertz Corporation.

     Deferred Earnings - an amount equal to 90% of the compensation deferred by an Employee for a Plan Year under the Hertz Executive Deferred Compensation Plan.

     Employee - an employee of the Company.

     Participant - A participant in this Plan.



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     Retirement Plan - The Retirement Plan for the Employees of the Hertz
Corporation (renamed and amended effective as of January 1, 1987 as The Hertz Corporation Account Balance Defined Benefit Pension Plan).

     Savings Plan - The Hertz Corporation Income Savings Plan.

     Supplemental Savings Account - an account maintained on the books and records of the Company for each Participant reflecting amounts credited under
Section 4.2, as adjusted under Section 4.4

     Valuation Date - the last business day of each calendar month.

Article 2.  Participation in the Plan

     2.1 Subject to Section 2.2, Employees who on June 30, 1987 (a) actively participated in the Retirement Plan by contributing to it and (b) held the office of Staff or Division Vice President or above shall be Participants, provided each is among a group deemed by the Department of Labor to be a select group of management or highly compensated employees.

     2.2 Subject to Section 2.3, prior to any Employee becoming a Participant, the Company shall request a ruling from the Department of Labor that the Employees who satisfy the requirements of Section 2.1 are a select group of management or highly compensated employees, thereby exempting the Plan from Parts 2 and 3 and Section 403 of Title I of ERISA. Upon the Department of Labor's ruling that coverage of all (or some) of those Employees (the "Included Employees") under the Plan will allow the Plan to continue to be exempt from Parts 2 and 3 and Section 403 of Title I of ERISA, the Included Employees shall become Participants as of July 1, 1987.




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     2.3   An Employee who (a) participates in the Executive Deferred
Compensation Plan as of June 30, 1987 and (b) satisfies the requirements of clauses (a) and (b) of Section 2.1 shall participate in the Plan as of July 1, 1987, without the necessity of a ruling from the Department of Labor.

Article 3.  Supplemental Retirement Benefits

     3.1 A Participant's supplemental retirement benefit under the Plan shall be equal to the excess, if any, of (a) over (b).

          (a) The nonforfeitable benefit the Participant would receive based on the benefit accrual and vesting provisions of the Retirement Plan in effect on June 30, 1987:

               (1) as if the Participant continued to make required contributions to the Retirement Plan after June 30, 1987 (as if there were no amendments to the Retirement Plan after June 30, 1987),

               (2) taking into account in computing his benefit under the terms of the Retirement Plan in effect on June 30, 1987 the total of his Earnings and Deferred Earnings (instead of only Earnings) and his service for the entire period he is employed by an Affiliated Company (including the period before the Participant's employer became an Affiliated Company). In determining Earnings and Deferred Earnings, a Participant's compensation history for the entire period that he is employed by an Affiliated Company shall be considered, and


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               (3)  computed without regard to the limitations of Section 415 or the Internal Revenue Code and the limitation on the amount of compensation that may be taken into account under Section 401(a)(17) of the Internal Revenue Code;

          (b) the aggregate benefit the Participant is actually entitled to receive under the Retirement Plan and under any other defined benefit plan qualified under section 401(a) of the Internal Revenue Code and maintained by an Affiliated Company (including the portion of the benefit attributable to service before the Affiliated Company became such).
For purposes of this Section 3.1, if any of the benefits described in paragraphs (a) or (b) are not in the form of an annuity for the life of the Participant with a five year period certain feature commencing on the first day of the month after the Participant attains age 65, the benefit shall be converted to the actuarial equivalent of that form.

     3.2 Benefits shall be payable under the Plan under the same terms and conditions (including the designation of any Beneficiary upon death) as benefits are actually payable under the Retirement Plan. Any election of an option, or failure to elect an option, under the Retirement Plan shall be an election, or failure to make an election, of an option under this Plan.

     3.3 No deferred compensation equalization benefit shall be paid under any deferred compensation plan to Participants in this Plan.



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Article 4.  Supplemental Savings Plan Benefit

     4.1 For any Plan Year, if the amount a Participant has elected to contribute to the Savings Plan as Before Tax Savings Contributions and After Tax Savings Contributions would cause the amounts credited to him under the Savings Plan to exceed the maximum annual addition under Section 415(c) of the Internal Revenue Code or would result in a violation of the limitation of Section 415(e) of the Internal Revenue Code, the amount set forth in Section 4.2 shall be credited to his Supplemental Benefits Account. For purposes of this Section 4.1, to the extent amounts credited to a Participant's accounts under the Savings Plan must be reduced to comply with Section 415 of the Internal Revenue Code, the amount of Employer Matching Contributions that would be credited to him shall be reduced before reducing the amounts of his After Tax Savings Contributions and Before Tax Savings Contributions.

     4.2 For any Plan Year that a Participant is covered by Section 4.1, his Supplemental Savings Account shall be credited with an amount equal to 66-2/3% of the excess, if any, of (a) the amount (not in excess of 6% of his Compensation) he contributed to the Savings Plan as Before Tax Savings Contributions and After Tax Savings Contributions for that Plan Year over (b) the amount of Employer Matching Contributions actually credited to him under the Savings Plan for that Plan Year.

     4.3 The amounts credited under Section 4.2 for a Plan Year shall be credited to a Participant's Supplemental Savings Account in monthly installments over the Plan Year.

     4.4 As of each Valuation Date, the credit balance in a Participant's Supplement Savings Account shall be adjusted (before any amounts are


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credited under Sections 4.2 since the previous Valuation Date) in proportion to the net change in value in the Fixed Income Fund or the General Common Stock Fund under the Savings Plan, depending on the Participant's investment
election as of that Valuation Date under the Savings Plan.   If as of a
Valuation Date, a Participant has elected to have his accounts under the Savings Plan invested 50% in each of the Fixed Income Fund and General Common Stock Fund, 50% of the credit balance in his Supplemental Savings Account will be adjusted in proportion to the net change in value of each of those funds since the previous Valuation Date.

     4.5 As soon as practicable after a Participant's Termination of Employment, he shall receive distribution of the credit balance (as of the Valuation Date immediately preceding distribution) in his Supplemental Savings Account as a single cash payment. If the Participant dies before he receives this distribution, it shall be paid in a single cash payment to his Beneficiary under the savings Plan.

Article 5.  Administration

     The Plan shall be administered by the Committee composed of the same people who administer the Retirement Plan, and the Plan shall be administered and interpreted in a manner which is as consistent with the interpretations of the Retirement Plan and Savings Plan as the context reasonably permits.

Article 6.  Funding

     The Plan shall be unfunded. Neither the Company nor the Committee shall segregate any assets in connection with the Plan. Neither the

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Company nor the Committee shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations of the Company, if any, as may be created by the Plan. Such liability, if any, shall be a claim against the general assets of the Company and shall become a claim only if the Company fails to make a payment due under the Plan. No such liability, or claim, shall be deemed to be secured by any pledge or any other encumbrance or specific property of the Company or held in trust affording protection against creditors of the Company.

Article 7.  Amendment and Termination

     7.1 Subject to Section 7.2, while the Company intends to maintain this Plan in conjunction with the Retirement Plan and the Savings Plan for so long as desirable, the Company reserves the right to amend or to terminate this Plan by action of its Board of Directors, in its sole discretion, for whatever reason it may deem appropriate.

     7.2 Upon a change in control (as defined below) the Plan may not be amended or terminated, except that the provisions of Article 4 may be amended, if necessary, to maintain the qualified status of the Savings Plan under Section 401(a) of the Internal Revenue Code or to conform to any amendments to the Savings Plan. For purposes of this Section 7.2, a "change in control" shall mean the occurrence of any one of the following events:

          (a) the time at which 25 percent or more of the combined voting power of the then outstanding voting stock of the Company

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              becomes ultimately beneficially owned, directly or indirectly, by one or more "persons" (as that term is defined in Section 3 of the Securities Exchange Act of 1934) other than Allegis Corporation, any successor to it by merger, consolidation or sale of assets and any affiliate or subsidiary of Allegis Corporation or its successor ("Allegis");

         (b) the time at which (i) more than 10 percent, but less than 25 percent, of the combined voting power of the then outstanding voting stock of the Company becomes ultimately beneficially owned, directly or indirectly, by one or more "persons" other than Allegis and (ii) there has occurred a change in a majority of the members of the Board of Directors of the Company during the one year period following the occurrence of the event described in clause (i) above; or

         (c) a merger or consolidation of the Company with or into any other corporation (other than Allegis or a corporation owned more than 25 percent by Allegis) or the acquisition of all or substantially all of the assets and business of the Company by any corporation (other than Allegis or a corporation owned more than 25 percent by Allegis); in each case, other than a transaction solely for the purpose of recapitalizing the Company's capital stock, provided, however, that, with respect to clauses (a) and (b) above, any change in ownership of the outstanding voting stock of the Company which


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results in a group (the "Employee Group") consisting of any of one or more employees of the Company or an employee stock ownership plan (as defined in Section 407(d)(6) of the Employee Retirement Income Security Act of 1974 as amended) owning, directly or indirectly, more than 10 percent of the combined voting power of the Company shall not be considered a change in control; and with respect to clause (c) above, any merger or consolidation of the Company into or the sale of all or substantially all of the assets or business of the Company to any corporation, the combined voting power of which is owned more than 10 percent directly or indirectly by the Employee Group, shall not be considered a change in control.

    7.3 In the event the Company terminates the Plan, a Participant's supplemental retirement benefit under Section 3.1 shall be determined (a) as if he ceased being an Employee (or an employee of an Affiliated Company) at the time of such termination, on the basis of the Participant's service, Earnings and Deferred Earnings determined as of the date of such termination, and (b) on the basis of the aggregate benefits the Participant is actually entitled to receive under the Retirement Plan and under any other defined benefit plan maintained by an Affiliated Company. Accordingly, after the termination of this Plan, the amount of a Participant's supplemental retirement benefit under
Section 3.1 will decrease to the extent that his actual benefit under the Retirement Plan (and any other defined benefit plan maintained by an Affiliated Company) increases as the result of service and earnings after the termination.

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Article 8.  General Provisions

     8.1 Except as may be required by law, no benefit payable under the Plan is subject in any manner to anticipation, assignment, garnishment, or pledge; and any attempt to anticipate, assign, garnish or pledge the same shall be void. No such benefits will in any manner be liable for or subject to the debts, liabilities, engagement, or torts of any Participant or other person entitled to receive the same, and if such person is adjudicated bankrupt or attempts to anticipate, assign, or pledge any such benefits, the Committee shall have the authority to cause the same or any part thereof to be held or applied to or for the benefit of such Participant, his spouse, children or other dependents, or any of them, in such manner and in such proportion as the Committee may deem proper.

     8.2 Notwithstanding anything in this Plan to the contrary if the Committee determines that a Participant while an Employee of the Company has, without the consent of the Committee, engaged in any activity or occupation which is adverse to or in competition with the Company, after notice by registered mail directed to the Participant's last known address, the Committee may suspend his benefit under this Plan. The suspension shall continue until removed by notice from the Committee. After the suspension has continued for one year, the Committee shall cancel the Participant's (or his Beneficiary's) benefit under this Plan. The action by the Committee shall be final and conclusive.

     8.3. Nothing contained in the Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation on the right of the Company to terminate the employment of or


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discharge any of its employees, with or without cause, and with or without notice, at any time, at the option of the Company.

     8.4 Any masculine personal pronoun shall be considered to mean also the corresponding female or neuter personal pronoun, as the context requires.

     8.5 The provisions of this Plan shall be construed in accordance with the laws of the State of New York.



Dated:





                                                THE HERTZ CORPORATION





                                                by_________________________





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                                                                          2/3/88


                             THE HERTZ CORPORATION
                    SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN
                              AMENDED SECTION 4.2


For any Plan Year that a Participant is covered by Section 4.1, his Supplemental Savings Account shall be credited with an amount equal to 50% of the excess, if any, of (a) the amount (not in excess of 6% of his Compensation) he contributed to the Savings Plan as Before Tax Savings Contributions and After Tax Savings Contributions for that Plan Year over (b) the amount of Employer Matching Contributions actually credited to him under the Savings Plan for that Plan Year.
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                                                        Effective:  7/6/95



                             THE HERTZ CORPORATION
                    SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN
                              AMENDED SECTION 3.2




     Benefits can be payable under the Plan under the same terms and conditions (including the designation of any Beneficiary upon death) as benefits are payable under the Retirement Plan. Any election of an option under the Retirement Plan shall not be binding under this Plan. The Participant shall make a separate election as to the manner of payment of benefits payable under this Plan in the manner and form provided by the Committee.